Exhibit 99.1

For More Information Contact:

 Investor Relations
Media:

 Ingram Micro Inc.
Cliff Crisanti (714) 382-1138

 Ria Marie Carlson (714) 382-4400
clifford.crisanti@ingrammicro.com

 ria.carlson@ingrammicro.com

 Kay Leyba (714) 382-4175
Lisa Zwick (714) 382-2378

 kay.leyba@ingrammicro.com
lisa.zwick@ingrammicro.com

INGRAM MICRO REPORTS THIRD QUARTER 2009 RESULTS

Sequential Sales Increase 12% to $7.4 Billion
Operating Income, EPS Improve Over Prior Two Quarters

SANTA ANA, Calif., October 29, 2009 — Ingram Micro Inc. (NYSE: IM), the world's largest technology distributor, today announced financial results for the third quarter of 2009, ended October 3, 2009.

"An improving demand environment, stronger foreign currencies and our proactive efforts to engage our customers yielded solid results this quarter," said Gregory Spierkel, chief executive officer. "Our progress stems from a number of global and country-specific initiatives aimed at strengthening reseller and vendor relationships, making it easier and more valuable to do business with us. We are focusing on top-line growth while managing gross margins, operating expenses and working capital to drive operating leverage."

Worldwide sales for the 2009 third quarter were $7.38 billion, an 11 percent decrease from $8.28 billion in the 2008 third quarter, primarily reflecting the ongoing soft economic environment. On a sequential basis, worldwide sales increased 12 percent from the 2009 second quarter. The translation impact of foreign currencies had an approximate three percent negative effect on the year-over-year comparison and a three percent positive impact on the sequential quarterly comparison.

Net income for the 2009 third quarter was $42.3 million, or $0.25 per diluted share, which includes costs of approximately $0.04 per diluted share related to expense-reduction programs. In the 2008 third quarter, net income was $46.4 million, or $0.27 per diluted share, which also included $0.02 per diluted share of costs related to expense-reduction programs.

“I’m especially pleased with our progress toward greater profitability over the last few months,” added Spierkel.  “Sequential growth was the greatest in nine years, despite the third quarter’s typical weakness due to seasonality.  Operating income and earnings per share hit the year’s highest levels, leveraging a more streamlined infrastructure. We held the line on costs, reducing operating expenses compared to second quarter despite the better-than-seasonal increase in sales.  Gross margin declined sequentially from its six-year high in the second quarter, as expected, but it was near prior-year levels. There is more room to improve, but our initiatives over the past four quarters are clearly delivering results.”

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Additional Third Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com ..

Regional Sales:

Compared to the prior year, third-quarter sales continue to be impacted by the weakened global economies coupled with internal efforts to adjust the business mix toward more profitable accounts.  On a sequential basis, however, sales in every region performed better than historical seasonal norms due to a more favorable demand environment, the translation impact of stronger foreign currencies, and our efforts to expand market opportunities.

•
North America sales were $3.22 billion (44 percent of total sales) versus $3.59 billion reported a year ago, reflecting a 10 percent decrease. On a sequential basis, North American sales increased 17 percent.

•
Sales in the EMEA region were $2.15 billion (29 percent of total sales) versus $2.57 billion in the prior-year quarter, a decrease of 16 percent. The translation impact of relatively weaker European currencies had a negative impact on prior-year comparisons of approximately six percentage points.

•
Asia-Pacific sales were $1.64 billion (22 percent of total sales) versus $1.70 billion reported in the third quarter of 2008. The 4 percent sales decrease reflects the negative translation impact of regional currencies of approximately five percentage points.

•
Latin America sales were $373 million (5 percent of total sales) versus $430 million reported a year ago.  Nearly all of the 13 percent decrease compared to the prior-year period is due to the negative translation impact of relatively weaker regional currencies.

Gross margin

Gross margin in the 2009 third quarter was 5.44 percent, a decrease of 3 basis points from 5.47 percent in the 2008 third quarter.  Pricing conditions remain competitive but stable, considering the economic situation in most countries.

Operating expenses

Total operating expenses declined 11 percent to $338.7 million (4.59 percent of total sales), which included $8.4 million (0.11 percent of total sales) in costs associated with the company's expense-reduction programs. In the year-ago quarter, operating expenses were $380.4 million (4.59 percent of total sales) which included $4.1 million (0.05 percent of total sales) in expense-reduction program costs. The translation impact of relatively weaker foreign currencies contributed approximately $12 million to the overall year-over-year decline in operating expenses.

3-3-3 Ingram Micro Reports Third Quarter 2009 Results

Operating income

Worldwide operating income was $63.2 million (0.86 percent of total sales), which included $8.4 million (0.11 percent of sales) in expense-reduction program costs, as noted above. In the prior-year quarter, operating income was $72.5 million (0.87 percent of total sales), which included $4.1 million (0.05 percent of total sales) in expense-reduction program costs.

o
North America operating income was $30.4 million (0.94 percent of North America sales), which included $7.1 million (0.22 percent of sales) in expense-reduction program costs. In the year-ago quarter, operating income was $45.5 million (1.27 percent of sales), which included $0.7 million (0.02 percent of sales) in expense-reduction program costs.

o
EMEA operating income was $13.6 million (0.63 percent of EMEA sales), which included $0.6 million (0.03 percent of sales) in expense-reduction program costs. In the year-ago quarter, the region recorded an operating loss of $4.7 million (0.18 percent of sales), which included $3.1 million (0.12 percent of sales) in expense-reduction program costs. The 81-basis-point improvement in operating income was primarily attributable to greater market stability in certain countries and the benefits of the region’s cost containment programs.

o
Asia-Pacific operating income was $21.4 million (1.31 percent of Asia-Pacific sales), which included $0.7 million (0.04 percent of sales) in expense-reduction program costs, compared with operating income of $25.4 million (1.49 percent of sales) in the year-ago quarter, which included $0.3 million (0.02 percent of sales) in expense-reduction program costs.  The year-over-year decline in operating income is primarily attributable to changes in the product and geographic mix.

o
Latin America operating income was $4.7 million (1.27 percent of Latin America sales), compared with $6.6 million (1.54 percent of sales) in the same period last year. Adjusting to new tax regulations and business-mix changes in Brazil caused most of the year-over-year change.

o
Stock-based compensation expense, which amounted to $6.9 million in the current quarter and $0.3 million in the prior-year quarter, is presented as a separate reconciling amount in the company's segment reporting in both periods. As such, these expenses are not included in the regional operating results, but are included in the total worldwide operating results.

▪
Other income and expense for the quarter was $6.8 million versus $12.2 million in the year-ago period, primarily driven by higher net cash levels (cash less debt outstanding) and lower average interest rates.

▪	The effective tax rate for the quarter was 25 percent, compared to an effective tax rate of 23 percent in the year-ago quarter.

▪	Total depreciation and amortization was $18.3 million.

4-4-4 Ingram Micro Reports Third Quarter 2009 Results

▪	Capital expenditures were $10.3 million.

Balance Sheet

▪	The balance of cash and cash equivalents at the end of the quarter was more than $1.2 billion, an increase of $466 million over the 2008 year-end balance.

▪	Total debt was $436 million, a decrease of $43 million from 2008 year-end. Debt-to-capitalization was reduced to 13 percent versus 15 percent at the end of 2008.

▪	Inventory was $2.2 billion, or 29 days on hand, compared with $2.3 billion, or 28 days on hand, at the end of 2008.

▪	Working capital days were 20 versus 22 at year-end 2008.

"The solid financial results this quarter were delivered through the disciplined management of key areas of the business,” said William Humes, senior executive vice president and chief financial officer.  “While increasing sequential sales, we reduced expenses and maintained working capital days below our normal range.  We ended the quarter with more than $1.2 billion of cash on hand, providing us with ample flexibility to continue pursuing growth opportunities as they emerge.”

Nine-Month Period

For the nine months ended October 3, 2009, worldwide sales were $20.71 billion, a 19 percent decrease from $25.68 billion reported for the same period a year ago, reflecting the weaker global economic environment and unfavorable translation impact of weaker foreign currencies of approximately five percentage points. Sales for North America were $8.74 billion (a 16 percent decrease versus the prior-year period); $6.43 billion for EMEA (a decrease of 25 percent); $4.52 billion for Asia-Pacific (a decrease of 16 percent); and $1.02 billion for Latin America (a 20 percent decrease).

Worldwide operating income for the nine-month period was $149.4 million (0.72 percent of total sales), which included expense-reduction program costs of $30.0 million (0.14 percent of sales) and a goodwill impairment charge totaling of $2.5 million (0.01 percent of sales). In the year-ago period, operating income was $265.0 million (1.03 percent of sales), which included expense-reduction program costs of $11.8 million (0.05 percent of sales).

Nine-month net income was $95.1 million, or $0.58 per diluted share, which included expense-reduction program costs and a goodwill impairment charge totaling $24.0 million after tax, or $0.14 per diluted share. In the year-ago period, net income was $169.4 million, or $0.99 per diluted share, which included expense-reduction program costs of $0.05 per diluted share.

5-5-5 Ingram Micro Reports Third Quarter 2009 Results

Outlook

“Looking toward the balance of the year, we anticipate year-over-year sales declines to be reduced to single-digit percentages, aided by improving demand and our emphasis on a better customer engagement,” said Spierkel.  “We expect a sequential uptick in gross margin coming largely from our seasonally strong fee-for-service business. Careful control of operating expenses will continue, but we will also consider investments that will improve our competitive position.  Our two expense-reduction programs will be completed by year-end, generating aggregate annualized savings of approximately $140 million compared to the first quarter of 2008.”

Spierkel continued:  “While we are optimistic about what appears to be a budding recovery, we are not waiting for demand to return in order to achieve our objectives. Our near term goals are clear – improve our sales traction across all regions, nurture strategic business units, and execute with vendor and customer success as a priority.”

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET.  To listen to the conference call Web cast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section).  The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about economic conditions, capital resources, cost reduction actions, revenues, operating income, margins, expenses, integration costs, operating efficiencies, profitability, market share and rates of return, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations.  Ingram Micro disclaims any duty to update any forward-looking statements.  Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) difficult conditions in the global economy in general have affected our business and results of operations and these conditions are not expected to improve in the near future and may worsen; (2) changes in our credit rating or other market factors such as continued adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs through reduced access to capital, or it may increase our cost of borrowing; (3) our failure to adequately adapt to economic and industry changes and to manage prolonged contractions could negatively impact our future operating results; (4) if our business does not perform well, we may be required to recognize further impairments of our intangible or other long-lived assets or establish a valuation allowance against our deferred income tax assets, which could adversely affect our results of operations or financial condition; (5) we continually experience intense competition across all markets for our products and services, which may intensify in a more difficult global economy; (6) we operate a global business that exposes us to risks associated with international activities; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including

6-6-6 Ingram Micro Reports Third Quarter 2009 Results

acquisitions and continued enhancements to information systems, processes and procedures and infrastructure on a global basis, which could disrupt our business and have an adverse effect on our operating results; (8) we are dependent on a variety of information systems and a failure of these systems could disrupt our business and harm our reputation and net sales; (9) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or operating margins and we may be required to pay additional tax assessments; (11) we cannot predict with certainty what loss we might incur as a result  of other litigation matters and contingencies that we may be involved with from time to time; (12) we may incur material litigation, regulatory or operating costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (13) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (14) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (15) we face a variety of risks with outsourcing arrangements; (16) changes in accounting rules could adversely affect our future operating results; (17) our quarterly results have fluctuated significantly; and (18) we are dependent on third-party shipping companies for the delivery of our products.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes intended to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended January 3, 2009; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves approximately 150 countries and is the only global broad-based IT distributor with operations in Asia.  Visit www.ingrammicro.com.

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© 2009 Ingram Micro Inc.  All rights reserved.  Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	October 3,	January 3,
	2009	2009

ASSETS
Current assets:
Cash	$1,229,918	$763,495
Trade accounts receivable, net	3,174,702	3,179,455
Inventory	2,206,997	2,306,617
Other current assets	384,907	425,270

Total current assets	6,996,524	6,674,837

Property and equipment, net	214,470	202,142
Other assets	222,337	206,494

Total assets	$7,433,331	$7,083,473

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,647,125	$3,427,362
Accrued expenses	402,268	485,573
Current maturities of long-term debt	159,153	121,724

Total current liabilities	4,208,546	4,034,659

Long-term debt, less current maturities	276,657	356,664
Other liabilities	60,607	36,305

Total liabilities	4,545,810	4,427,628

Stockholders' equity	2,887,521	2,655,845

Total liabilities and stockholders' equity	$7,433,331	$7,083,473

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	October 3, 2009		September 27, 2008

Net sales	$7,384,574		$8,283,703

Cost of sales	6,982,664		7,830,847
Gross profit	401,910		452,856

Operating expenses:
Selling, general and administrative	331,725	(a)	376,784	(a)
Reorganization costs	7,004	(a)	3,614	(a)
	338,729		380,398

Income from operations	63,181		72,458

Interest and other	6,773		12,168

Income before income taxes	56,408		60,290

Provision for income taxes	14,102		13,916

Net income	$42,306		$46,374

Diluted earnings per share	$0.25		$0.27

Diluted weighted average
shares outstanding	166,738,625		169,340,081

(a)	See related footnote on the schedule of supplementary information for the thirteen weeks ended October 3, 2009 and September 27, 2008.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended
	October 3, 2009		September 27, 2008

Net sales	$20,708,256		$25,677,635

Cost of sales	19,539,237		24,251,850
Gross profit	1,169,019		1,425,785

Operating expenses:
Selling, general and administrative	989,985	(a)	1,150,585	(a)
Impairment of goodwill	2,490	(a)	-
Reorganization costs	27,124	(a)	10,227	(a)
	1,019,599		1,160,812

Income from operations	149,420		264,973

Interest and other	21,139		35,646

Income before income taxes	128,281		229,327

Provision for income taxes	33,166		59,963

Net income	$95,115		$169,364

Diluted earnings per share	$0.58		$0.99

Diluted weighted average
shares outstanding	164,720,379		171,261,980

(a)	See related footnote on the schedule of supplementary information for the thirty-nine weeks ended October 3, 2009 and September 27, 2008.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended October 3, 2009
		Operating		Operating
	Net Sales	Income		Margin

North America	$3,219,252	$30,401	(a)	0.94%
EMEA	2,154,260	13,569	(a)	0.63%
Asia-Pacific	1,638,252	21,389	(a)	1.31%
Latin America	372,810	4,749		1.27%
Reconciling amount (stock-based compensation)	-	(6,927)		-

Consolidated Total	$7,384,574	$63,181	(a)	0.86%

	Thirteen Weeks Ended September 27, 2008
		Operating		Operating
	Net Sales	Income (Loss)		Margin (Loss)

North America	$3,586,467	$45,525	(b)	1.27%
EMEA	2,567,126	(4,689	)(b)	(0.18%)
Asia-Pacific	1,699,842	25,346	(b)	1.49%
Latin America	430,268	6,607		1.54%
Reconciling amount (stock-based compensation)	-	(331)		-

Consolidated Total	$8,283,703	$72,458		0.87%

(a)
The thirteen weeks ended October 3, 2009 includes charges of $8,399 (0.11% of consolidated net sales) to operating expenses comprised of the following: (1) charges of $7,120 in North America (0.22% of North America net sales), which included reorganization costs of $5,883 primarily related to employee termination benefits for workforce reductions and facility exit costs, and $1,237 charged to selling, general and administrative, or SG&A, expenses, primarily for retention and accelerated depreciation of fixed assets associated with the exit of facilities; (2) reorganization costs of $622 in EMEA (0.03% of EMEA net sales) related to employee termination benefits for workforce reductions; and (3) charges of $657 in Asia-Pacific (0.04% of Asia-Pacific net sales), which included reorganization costs of $499 primarily related to employee termination benefits for workforce reductions and facility exit costs, and $158 charged to SG&A expenses primarily for costs incurred associated with the acquisition and integration of Value Added Distributors Limited, or VAD, and Vantex Technology Distribution Limited, or Vantex.

(b)
The thirteen weeks ended September 27, 2008 includes charges of $4,064 (0.05% of consolidated net sales) to operating expenses comprised of the following: (1) reorganization charges of $680 in North America (0.02% of North America net sales), for employee termination benefits associated with the Company's targeted reduction of administrative and back-office positions and contract terminations in North America, (2) charges of $3,107 in EMEA (0.12% of EMEA net sales) which included reorganization costs of $2,657 related to employee termination benefits for workforce reductions associated with restructuring the regional headquarters in EMEA, and consulting and other costs totaling $450 associated with the restructuring charged to SG&A expenses, and (3) reorganization costs of $277 in Asia-Pacific (0.02% of Asia-Pacific net sales) for employee termination benefits associated with headcount reductions in China.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirty-nine Weeks Ended October 3, 2009
		Operating			Operating
	Net Sales	Income			Margin

North America	$8,735,872	$52,313	(a)		0.60%
EMEA	6,432,034	38,915	(a)		0.61%
Asia-Pacific	4,524,077	58,013	(a)	(b)	1.28%
Latin America	1,016,273	14,964	(a)		1.47%
Reconciling amount (stock-based compensation)	-	(14,785)			-

Consolidated Total	$20,708,256	$149,420	(a)		0.72%

	Thirty-nine Weeks Ended September 27, 2008
		Operating		Operating
	Net Sales	Income		Margin

North America	$10,395,631	$130,495	(c)	1.26%
EMEA	8,588,704	37,759	(c)	0.44%
Asia-Pacific	5,417,415	90,586	(c)	1.67%
Latin America	1,275,885	21,662		1.70%
Reconciling amount (stock-based compensation)	-	(15,529)		-

Consolidated Total	$25,677,635	$264,973	(c)	1.03%

(a)
The thirty-nine weeks ended October 3, 2009 includes charges of $29,976 (0.14% of consolidated net sales) to operating expenses comprised of the following: (1) net charges of $18,591 in North America (0.21% of North America net sales), which included reorganization costs of $16,208 primarily related to employee termination benefits for workforce reductions and facility exit costs, and $2,383 charged to SG&A expenses primarily for retention and accelerated depreciation of fixed assets associated with the exit of facilities; (2) net charges of $8,226 in EMEA (0.13% of EMEA net sales), which included reorganization costs of $7,915 related to employee termination benefits for workforce reductions and facility exit costs, and $311 primarily for consulting costs associated with the reorganization program charged to SG&A expenses; (3) charges of $2,923 in Asia-Pacific (0.06% of Asia-Pacific net sales), which included reorganization costs of $2,765 related to employee termination benefits for workforce reductions and facility exit costs, and $158 charged to SG&A expenses primarily for costs incurred associated with the acquisition and integration of  VAD and Vantex; and (4) reorganization costs of $236 in Latin America (0.02% of Latin America net sales) related to employee termination benefits for workforce reductions.

(b)
The thirty-nine weeks ended October 3, 2009 also includes impairment of goodwill of $2,490 (0.01% of consolidated net sales and 0.06% of Asia-Pacific net sales) related to the acquisitions of VAD and Vantex.

(c)
The thirty-nine weeks ended September 27, 2008 includes net charges of $11,771 (0.05% of consolidated net sales) to operating expenses comprised of the following: (1) net charges of $1,557 in North America (0.01% of North America net sales), which included reorganization costs of $2,087 primarily for employee termination benefits associated with the Company's targeted reduction of administrative and back-office positions in North America, and a credit adjustment of $530 for lower than expected costs to settle lease obligations related to previous actions, (2) charges of $9,937 in EMEA (0.12% of EMEA net sales), which included reorganization costs of $8,393 related to employee termination benefits for workforce reductions associated with restructuring the regional headquarters in EMEA, and consulting and other costs associated with the restructuring of $1,544 charged to SG&A expenses, and (3) reorganization costs of $277 in Asia-Pacific (0.01% of Asia-Pacific net sales) for employee termination benefits associated with headcount reductionsin China.